Exhibit 99.1

GENIUS PRODUCTS, LLC ISSUES 2006 EARNINGS GUIDANCE
AND 2007 REVENUE GUIDANCE AND REAFFIRMS 2006
REVENUE GUIDANCE

--Genius Products, LLC estimates 2007 gross revenues will be in the range of $650 to $750 million--

SANTA MONICA, Calif.—September 19, 2006—Genius Products, LLC (the Distributor) provided earnings guidance for 2006 and revenue guidance for 2007, and reaffirmed its 2006 revenue guidance. The managing member of the Distributor is Genius Products, Inc. (OTC BB: GNPI) (the Company), which holds a 30% equity interest in the Distributor.

Genius Products, LLC reaffirmed its previously issued pro forma full-year 2006 gross revenues guidance of $370 million and net revenues guidance of $300 million, and also stated that it expects to achieve the following:

•	Gross revenues of $120 million for the 3rd quarter of 2006

•	Profitability on a non-GAAP adjusted net income basis in both the third and fourth quarter of 2006

•	2007 gross revenues in the range of $650 to $750 million

"Genius is one of the fastest growing companies in the entertainment industry and is very well positioned for continued rapid growth”, stated Stephen K. Bannon, Chairman. “We believe we will be able to double the Distributor’s revenues in 2007 because in a very short time, we have successfully positioned ourselves as a leading home entertainment distributor in the industry by establishing solid retail relationships and expanding strategic content provider relationships. I am excited about the many growth opportunities that lie ahead.”

"As our product portfolio expands we expect to experience improving gross and operating margins because of the inherent operating leverage in our business model," commented Trevor Drinkwater, President and Chief Executive Officer. Mr. Drinkwater concluded, “The recent addition of major content brands such as ESPN and the third quarter release slate of four TWC theatrical titles on DVD: "The Matador", "The Libertine", "Scary Movie 4" and "Lucky Number Slevin", demonstrate our ability to attract premium content providers and execute on the distribution of home entertainment to our expanding retail partners."

Genius Products, Inc. expects to report third quarter financial results during the week of November 6, 2006.

The above information is for the Distributor, assuming the transaction with The Weinstein Company closed on January 1, 2006. Since July 21, 2006, Genius Products, Inc. began to account for its 30% share of earnings of the Distributor under the equity method of accounting. None of the above line items will be shown on Genius Products, Inc.’s financial statements. Beginning with Genius Products, Inc.’s Form 10-Q for the third quarter of 2006, the Company will report its investment in the Distributor using the equity method of accounting. Under the equity method of accounting, only its investment in and amounts due to and from the equity investee will be included in its consolidated balance sheet. On its statement of operations, the Company will record its 30% share of the Distributor's profit or loss as equity in net earnings (losses) from investee. Commencing after July 21, the closing date of the TWC transaction, substantially all of the Company's results from its own business and from releasing TWC product are being reflected in the financial statements of the Distributor. The Company will include separate quarterly and audited annual financial statements of the Distributor in a note to its financial statements (for additional information please review the Company’s quarterly report on Form 10-Q filed on August 14, 2006).

About Genius Products, Inc. and Genius Products, LLC
Genius Products, Inc., along with The Weinstein Company Holdings, LLC, own Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses, and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme(TM), Baby Genius®, Dragon Dynasty(TM), Dimension Films, ESPN®, IFC®, NBC News®, Sundance Channel Home Entertainment®, Wellspring(TM) and The Weinstein Company®.

Use of Non-GAAP Financial Information
The statement that we expect to achieve profitability on a non-GAAP adjusted net income basis, excludes the effects of a variety of charges and credits that are required to be included in a GAAP presentation, including non-cash compensation expense related to FAS 123R, depreciation, amortization, taxes, interest income, interest expense, TWC transaction-related expenses including legal, accounting and tax advisory fees and one-time expenses associated with the ramp-up of operations including recruitment, consulting, software and occupancy costs.

There are limitations inherent in non-GAAP financial measures such as adjusted net income in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Distributor’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect the Distributor’s business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our profitability and revenues in 2006 or beyond, increased sales volume and improved profitability, our anticipated growth of revenues, our ability to forecast returns and our ability to successfully position ourselves as a leading home entertainment distributor. Actual results could vary for many reasons, including but not limited to, our ability to continue to attract and keep experienced management, acquire and keep valuable content or expand the number of distribution partnerships, the unpredictability of audience demand, the success of TWC titles at box office and the popularity of our titles on DVD, especially TWC and ESPN titles, our ability to perform under the terms of our agreement with our content providers, especially with TWC and ESPN, our ability to continue to manage our significant growth, the effect of technological change and the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products' filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:
Integrated Corporate Relations
John Mills / Anne Rakunas, 310-954-1100